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                                                              EXHIBIT 3.8
                          AMENDMENT TO

    AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

    FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP

                       TO CHANGE NAME TO

        PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP


          This amendment is to the Amended and Restated Agreement of Limited Partnership (the "Agreement") which was entered into as of May 29, 1987 by and among Freeport Minerals Company and Geysers Geothermal Company, as the Managing General Partners, and Freeport-McMoRan Inc. and Freeport Phosphate Rock Company, as the Special General Partners, amending and restating the Agreement of Limited Partnership entered into as of April 17, 1986, as amended by the amendments thereto dated as of December 16, 1988, March 29, 1990, April 6, 1990, January 27, 1992 and
October 14, 1992.

          Unless otherwise specifically defined herein, each term used herein which is used in the Agreement shall have the meaning assigned to such term in the Agreement.

          1. Effective December 22, 1997, Freeport-McMoRan Inc. ("FTX") merged with and into IMC Global Inc. ("IMC") (the "Merger"), and IMC succeeded to FTX's interests, rights and obligations as Administrative Managing General Partner under the Agreement.

          2. As part of the Merger, IMC and FTX agreed to cause the name of Freeport-McMoRan Resource Partners, Limited Partnership, to be changed.

          3. Section 1.2 of the Agreement is hereby amended and replaced in its entirety with the following:

          "1.2 Name. The name of the Partnership shall be and the business of the Partnership shall be conducted under the name of "Phosphate Resource Partners Limited Partnership." The Partnership's business may be conducted under any other name or names deemed advisable by the Administrative Managing General Partner, including the names of either of the Managing General Partners or any other Affiliate. The Administrative Managing General Partner in its sole discretion may change the name of the Partnership at any time and from time to time."

          IN WITNESS WHEREOF, IMC Global Inc., as the Administrative Managing General Partner, and FMRP Inc., as a Managing General Partner, have executed this amendment as of January 9, 1998.

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                              IMC GLOBAL INC.,
                                   as Administrative Managing
                                   General Partner



                              By:   /s/ Marschall I. Smith
                                   Name: Marschall I. Smith
                                   Title: Senior Vice President


                              FMRP INC.,
                                   as Managing General Partner


                              By:     /s/ Marschall I. Smith
                                   Name: Marschall I. Smith
                                   Title: Vice President